Exhibit 10.B.13
                   RESTRUCTURING AGREEMENT

     RESTRUCTURING AGREEMENT (this "Agreement") dated as of December 14, 1995 among TALIGENT, INC., a Delaware corporation (the "Company"), APPLE COMPUTER, INC., a California corporation ("Apple"), and INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation ("IBM").

			   RECITALS

     HP has indicated its intention to exercise its rights to the Early Exit Option under the Stockholder Agreement between HP, Apple and IBM, and tender all the HP Shares to the Company.

     Accordingly, Apple, IBM and the Company have determined it is in the best interest of the Company and its stockholders to make fundamental changes in the Company (the "Restructuring").

     The parties intend that Apple, like HP, will transfer all its shares in the Company to the Company, and at that time the Company will become a wholly-owned subsidiary of IBM.

     The parties will cause the mission and management of the Company to be
simplified  and  expect  the  number  of  employees  to  be  reduced   from
approximately 400 to approximately 150.

     The parties expect that Company employees, customers and the public will begin to be informed of the planned changes on approximately December 4, 1995.
                          AGREEMENT

     The parties hereby agree as follows:

     ARTICLE 1.  Definitions and Construction

     1.1  Certain Definitions.

     As used in this Agreement, the following terms shall have the meanings specified below:

     "Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

     "Apple Confidentiality Agreement" shall mean the Confidentiality Agreement between Apple and the Company dated February 16, 1994 .
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     "Apple" shall mean Apple Computer, Inc., a California corporation.

     "Apple Company Note" shall mean the note evidencing the approximately $8 million obligation of the Company to Apple due 1996.

     "Apple License In" shall mean the Technology License and Transfer Agreement between Apple and the Company dated as of March 1, 1992, as amended.

    "Apple License Out" shall mean the Agreement for License of the Company's Products to Apple dated as of March 1, 1992, as amended.

     "Apple Patent License" shall mean the Patent Cross-License Agreement between Apple and the Company dated as of March 1, 1992.

     "Apple   Support  Agreement"  shall  mean  the  Support  and  Services
Agreement between Apple and the Company dated as of March 1, 1992.

     "Apple Trademark License" shall mean the Trademark License Agreement between Apple and the Company dated as of December 14, 1994.

     "Apple Patent Venture Shares" shall mean shares representing one-half of the equity of the Patent Venture.

     "Apple Shares" shall mean the 1,000,000 shares of Class A Common Stock, par value $.01 per share, of the Company, held by Apple.

     "Approval" shall mean any consent, approval, license, permit or authorization.

     "Board" shall mean the board of directors of the Company.

     "Business Day" shall mean any day other than a day which is a Saturday or Sunday or other day on which commercial banks in New York, New York, or San Francisco, California, are authorized or required to remain closed. In no case shall any day in the period from December 23 of a particular year to January 2 of the following year be considered a "Business Day".

     "Closing" shall mean transactions described in Section 2.1 and Section
2.2.

     "Closing Agreements" shall mean the New Apple License Out, the New Research Agreement, and the Patent Venture Agreement.

     "Closing Date" shall mean the date on which each Closing shall occur.

     "Contract" shall mean contract, indenture, mortgage, lease, deed, commitment, agreement, arrangement or legally binding understanding.
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     As  used  in  this  Agreement, "control" (including, with  its  correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the
direction   of  management  or  policies  (whether  through  ownership   of
securities or partnership or other ownership interests, by contract or otherwise).

     "Dollars" or "$" shall mean lawful money of the United States of America.

     "Existing Patent Licenses" shall mean Patent Cross Licensing Agreements between the Company and each of Apple, HP, and IBM; and any patent grant or immunity requirement in the New Apple License Out or similar agreements between the Company and each of HP and IBM.

     "Existing Patents" shall mean all of the Company's issued patents, patent applications and written invention disclosures received by the Company's patent counsel as of January 29, 1996.

     "Governmental Approval" shall mean any Approval of, or declaration or filing with, any Governmental Authority.

     "Governmental Authority" shall mean any court, administrative agency or commission or other governmental agency or instrumentality, domestic or foreign, or any arbitrator, of competent jurisdiction.

     "HP" shall mean Hewlett-Packard Company, a California corporation.

     "HP Shares" shall mean the shares of Class E Common Stock, par value $.01 per share, of the Company, held by HP.

     "Holder" shall mean any registered holder of Common Stock.

     "HSR Act" shall mean Section 7A of the Clayton Act.

     "IBM" shall mean International Business Machines Corporation, a New York corporation.

     "IBM Company Note" shall mean the note evidencing the approximately $8 million obligation of the Company to IBM due 1996.

     "IBM Patent License" shall mean the Patent Cross-License Agreement between IBM and the Company dated as of March 1, 1992.

     "IBM Patent Venture Shares" shall mean shares representing one-half of the equity of the Patent Venture.

     "Injunction" shall mean any preliminary, temporary, interim or final injunction, temporary restraining order or other legal prohibition.

     "Judgment" shall mean any judgment, order, decree or arbitral award.
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     "Law" shall mean any statute, law, ordinance, rule or regulation.

     "Lien" shall mean, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, charge, security interest, easement, covenant, right of way, restriction , equity or encumbrance of any nature whatsoever in or on such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     "Litigation"   shall   mean  any  written  claim,   action,   lawsuit,
arbitration or proceeding.

     Any reference to any fact, event, change or effect being "material" with respect to any party shall mean an event, change or effect that is or, insofar as can reasonably be foreseen, will be material to the business, properties, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries taken as a whole.

     "New Apple License Out" shall mean the amended and restated Agreement for License of the Company's Products to Apple in the form attached as
Exhibit 1.

     "New Research Agreement" shall mean a new Research and Experimentation Agreement among the Company, Apple and IBM containing substantially the terms of the Research Agreement.

     "Operative Agreements" shall mean the Apple Confidentiality Agreement, the Apple License In, the Apple License Out, the Apple Patent License, the Research Agreement and the Stockholder Agreement.

     "Party" shall mean any party hereto.

     "Patent Venture" shall mean a Delaware corporation to be created on or before January 26, 1996, of which half the capital stock shall be issued to Apple at the First Closing.

     "Patent Venture Agreement" shall mean the Patent Venture Agreement and related corporate or other organizational documents to be entered into by Apple and IBM as described in Section 5.3.

     "Person" shall mean any individual, firm, corporation, partnership, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

     "Research Agreement" shall mean the Research and Experimentation Agreement among the Company, HP, Apple and IBM dated as of February 16, 1994.

     "Shares" shall mean shares of Common Stock.

     "Stockholder Agreement" shall mean the Stockholder Agreement among the Company, HP, Apple and IBM dated as of February 16, 1994.
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     "Subsidiary"  of  any  Person shall mean a corporation,  company  or  other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by such Person, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

     "Tax" or "Taxes" shall mean all Federal, state, local and foreign taxes, assessments and other governmental charges, including (i) taxes based upon or measured by gross receipts, income, profits, sales, use or occupation, (ii) value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise or property taxes, (iii) all interest, penalties and additions imposed with respect to such amounts and (iv) any obligations under any agreements or arrangements with any other Person with respect to such amounts.

     "Transactions" shall mean the transactions contemplated by the Closing Agreements which are to be effected at the First Closing and the Second Closing.

     1.2  Terms Generally.

     The  definitions  in  Section 1.1 shall  apply  equally  to  both  the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The headings of the Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Unless the context shall otherwise require, any reference to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision). Any reference in this Agreement to a "day" or a number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given, on the next Business Day.

     ARTICLE 2.  Purchase and Sale

     2.1  First Closing
          (a) The First Closing will take place on January 30, 1996 at 10:00 a.m. local time at the offices of Apple's corporate law department, 20400 Stevens Creek Blvd., Cupertino, California, or such other date and place specified by agreement of Apple and IBM.

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     (b)   At  the  First  Closing,  upon the  terms  and  subject  to  the conditions set forth herein,

                (i) the Company will transfer to Apple the Apple Patent Venture Shares, by delivery of a certificate or certificates representing the Apple Patent Venture Shares, registered in Apple's name, in exchange for the return by Apple and cancellation of the Apple Company Note; and

               (ii) the Company will transfer to IBM the IBM Patent Venture Shares, by delivery of a certificate or certificates representing the IBM Patent Venture Shares, registered in IBM's name, in exchange for the return by IBM and cancellation of the IBM Company Note.

     2.2  Second Closing

          (a) The Second Closing will take place on April 15, 1996 at 10:00 a.m. local time at the offices of Apple's corporate law department, 20400 Stevens Creek Blvd., Cupertino, California, or such other date and place specified by agreement of Apple and IBM.

          (b) At the Second Closing, upon the terms and subject to the conditions set forth herein:

               (i) Apple shall transfer to the Company the Apple Shares in exchange for which Apple, IBM and the Company shall enter into agreements pursuant to which

                    (A) the parties will execute the New Research Agreement under which Apple's obligations under the previous Research Agreement are reduced from $10 million to $5 million, payable $2.5 million on January 3, 1996 and $2.5 million on October 2, 1996; and

                     (B)  Apple is released from any obligations under  the
     Stockholder Agreement and the Apple Support Agreement and Apple releases IBM and the Company from any obligations under the Stockholder Agreement and the Apple Support Agreement.

                (ii) Apple and the Company shall enter into a New Apple License Out agreement in substantially the form attached hereto, which license agreement shall supersede the Apple License Out.

                (iii) IBM intends to tightly integrate some of the Company's frameworks as class libraries into IBM's Open Class library. An initial version of this integration, called the "Starter Set" is planned for approximately January, 1996, and a second version is planned for approximately year end 1996 (the "Open Class Starter Set"). IBM shall license to Apple the Open Class Starter Set pursuant to a license agreement in substantially the form of the New Apple License Out, except that the "Last Development Date" would be December 31, 1996.

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           (iv)  If  IBM  and  Apple do not extend  their  existing  patent cross-license of October 1, 1991 or otherwise enter into a license agreement to provide coverage at least equal to the following, then Apple and the Company shall amend the Apple Patent License to:

                     (A) extend the applicability of "Licensed Patents" under Section 1.5 of the Apple Patent License and under Section 1.5 of the IBM Patent License from an effective date of October 1, 1996 to December 31, 1997;

                     (B) for such extended period, the scope of the grants thereunder shall be conformed to the scope of the technology grants under the New Apple License Out;

                     (C) confirm IBM will permit the Company to license patents under the Apple Patent License to encompass all inventions created by the Company or otherwise licensable by IBM necessary to make, use, license and sell the "Taligent Licensed Work" under the New Apple License Out and in exchange Apple will license Company with the right to sublicense IBM under the IBM Patent License to encompass all inventions created by Apple or otherwise licenseable by Apple necessary for Company and IBM to make, use, license and sell "Taligent Licensed Work" as defined in the New Apple License Out; and

                     (D) confirm that the provisions of Section 5.2 of the Apple Patent License and Section 5.2 of the IBM Patent License will not apply to the acquisition by IBM of more than fifty percent (50%) of the capital stock of the Company.

                (v) Apple and the Company shall amend the Apple Trademark License to:

                     (A) change the scope of "Licensed Goods" to all Licensee's software programs which are licensed to Licensee pursuant to the New Apple License Agreement (removing the requirement of "Qualified"); and

                     (B) extend the term of the Apple Trademark License to be perpetual.

                (vi)  Apple  and  IBM shall enter into the  Patent  Venture
     Agreement.

     ARTICLE 3.  Conditions to Closings

     3.1  Conditions to Each Party's Obligations at Each Closing

     The obligations of Apple, IBM and the Company to be performed at the First Closing and the Second Closing are each subject to the satisfaction or waiver, as of each respective Closing Date, of the following conditions:
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          (a) Governmental   Approvals.    All    Governmental    Approvals
     necessary for the consummation of the Transactions shall have been obtained or made and all waiting periods imposed by any Governmental Authority or Law shall have expired.

          (b) No Injunctions or Litigation. No Injunction restraining or preventing the consummation of the Transactions shall be in effect, and no Litigation shall be pending or threatened by or before any Governmental Authority that would restrain or prevent the consummation of the Transactions.

          (c) Other Closing Agreements. The parties to each other Closing Agreement shall have entered into all such other Closing Agreements, each of which shall be in full force and effect (except each such other Closing Agreement may be similarly conditioned on the entering into of all other Closing Agreements).

          (d) Approvals. All Approvals necessary for the consummation of the Transactions shall have been obtained.

     3.2       Additional Condition to First Closing.

     The obligations of Apple, IBM and the Company at the First Closing are subject to the satisfaction or waiver, as of the First Closing Date, of the additional condition that the Company shall not be or have been on or prior to the First Closing Date a Subsidiary of IBM (other than prior to the initial investment by Apple).

     3.3  Additional Condition to Second Closing.

     The obligations of Apple, IBM and the Company at the Second Closing are subject to the satisfaction or waiver, as of the Second Closing Date, of the additional condition that the First Closing shall have occurred.

     ARTICLE 4.  Representations and Warranties

     4.1.      Representations and Warranties of the Company.

     The Company represents and warrants to Apple and IBM that, as of the date of this Agreement and on and as of the Closing Date:

          (a) Organization and Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

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     (b)   Authority.   The  Company  has  all  requisite  corporate  power
     and  authority  to  enter into this Agreement and  the  other  Closing
     Agreements  and  to  consummate the Transactions.  The  execution  and delivery by the Company of this Agreement and the other Closing Agreements and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and the other Closing Agreements have been, or will at the Closing have been, duly executed and delivered by the Company and constitute, or will at the Closing constitute, legal, valid and binding obligations of the Company, enforceable  against the Company in accordance with  their  respective
     terms.   The  execution and delivery by the Company of this  Agreement and the other Closing Agreements do not and did not, and the consummation of the Transactions and compliance with the terms of the Closing Agreements will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of any material benefit under or result in or require the creation, imposition or extension of any Lien upon any of the properties or assets of the Company under (i) any Contract, (ii) any provision of the Amended and Restated Certificate of Incorporation or By-laws of the Company or (iii) any Judgment or Law, except with respect to clauses (i) or (iii), for such conflicts, violations, defaults, rights or losses that, individually or in the aggregate, would not have a material adverse effect on the Company or on the Company's ability to perform its obligations under this Agreement and the other Closing Agreements in accordance with their respective terms. No Governmental Approval or Approval of any other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the other Closing Agreements or the consummation of the Transactions (other than Governmental Approvals (I) relating to the Transactions that must be obtained by the Company by reason of facts peculiar to another party which such other party has not disclosed or (II) the absence of which would not have a material adverse effect on any party or on any party's ability to perform its obligations under this Agreement and the other Closing Agreements to which it is a party in accordance with their respective terms).

          (c) Financial Statements. Attached to this Agreement as Exhibit 2 is an unaudited balance sheet of the Company dated October 31, 1995, an audited income statement and statement of changes in cash flows of the Company for its fiscal year ended December 31, 1994, an unaudited balance sheet of the Company dated October 31, 1995 (the "Balance Sheet Date") and an unaudited income statement of the Company for the period ended October 31, 1995 (all such financial statements being collectively referred to herein as the "Financial Statements"). The Financial Statements (i) are in accordance with the books and records of the Company, (ii) are true, correct and complete and present fairly the financial condition of the Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (iii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except, as to the unaudited financial statements, for the omission of notes thereto and normal year-end audit adjustments.

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     (d)   ERISA  Plans.   Except for its "401(k) Plan," the  Company  does
     not have any Employee Pension Benefit Plan as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended.

          (e) Patent Agreements. The Existing Patent Licenses are all of the contracts, agreements, and instruments to which the Company is a party relating to patents, patent applications or inventions (except for employee confidentiality and invention agreements).

     4.2.      Representations and Warranties of Apple.

     Apple represents and warrants to IBM that as of the date of this Agreement and as of the Closing Date:

          (a) Organization and Standing. Apple is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

          (b) Authority. Apple has all requisite corporate power and corporate authority to enter into this Agreement and the other Closing Agreements and to consummate the Transactions. The execution and delivery by Apple of this Agreement and the other Closing Agreements and the consummation by Apple of the Transactions have been duly authorized by all necessary corporate action on the part of Apple. This Agreement and the other Closing Agreements have been, or will at the Closing have been, duly executed and delivered by Apple and constitute, or will at the Closing constitute, its legal, valid and binding obligations, enforceable against it in accordance with their respective terms. No Governmental Approval or Approval of any other Person is required to be obtained or made by Apple or any of its Affiliates in connection with the execution and delivery of this Agreement or the other Closing Agreements or the consummation of the Transactions (other than under Governmental Approvals (I) relating to the Transactions that must be obtained by Apple by reason of facts peculiar to another party which such other party has not disclosed or
     (II) the absence of which would not have a material adverse effect on any party or on any party's ability to perform its obligations under this Agreement and the other Closing Agreements to which it is a party in accordance with their respective terms).

          (c)    Encumbrances.   Apple  is  the  record  holder  and   sole
     beneficial owner of the Apple Shares being transferred pursuant to this Agreement and such Apple Shares are free and clear of any Lien.

     4.3       Representations and Warranties of IBM.

     IBM represents and warrants to Apple that as of the date of this Agreement and as of the Closing Date:
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     (a)    Organization   and  Standing.   IBM  is  a   corporation   duly
     organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

          (b) Authority. IBM has all requisite corporate power and corporate authority to enter into this Agreement and the other Closing Agreements and to consummate the Transactions. The execution and delivery by IBM of this Agreement and the other Closing Agreements and the consummation by Apple of the Transactions have been duly authorized by all necessary corporate action on the part of IBM . This Agreement and the other Closing Agreements have been, or will at the Closing have been, duly executed and delivered by IBM and constitute, or will at the Closing constitute, its legal, valid and binding obligations, enforceable against it in accordance with their respective terms. No Governmental Approval or Approval of any other Person is required to be obtained or made by Apple or any of its Affiliates in connection with the execution and delivery of this Agreement or the other Closing Agreements or the consummation of the Transactions (other than under Governmental Approvals (I) relating to the Transactions that must be obtained by Apple by reason of facts peculiar to another party which such other party has not disclosed or
     (II) the absence of which would not have a material adverse effect on any party or on any party's ability to perform its obligations under this Agreement and the other Closing Agreements to which it is a party in accordance with their respective terms).

     ARTICLE 5.  Covenants Pending the Closing

     5.1  Operations of the Company.

     From the date of this Agreement to the Second Closing Date, the Company covenants that (except (i) as expressly contemplated by this Agreement, or (ii) to the extent that the other parties shall otherwise consent in writing) that the Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

     5.2  Restructuring Cooperation

          (a) The parties will cause the Company to (i) provide the employees who are terminated in connection with the Restructuring with 60 days written notice of termination and separation benefits, including JVAR payouts and MPAP 10 payments approved by the parties
     (ii) and take the other related actions make the other payments approved by the Board of Directors of the Company on November 30, 1995 (hereinafter "Restructuring Costs"). As between Apple and IBM, IBM shall be responsible for all Restructuring Costs, and IBM shall indemnify Apple with respect to any claim by any third party against Apple with respect to any obligation of the Company existing on or arising after November 30, 1995 (other than obligations undertaken by Apple pursuant to the Closing Agreements).

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         (b) As part of the Restructuring, the Company management  and  IBM will be determining which Company employees will be required to remain with the Company to help the Company accomplish its new mission (hereinafter "Core Team"). The Company will identify the "Core Team" to Apple. IBM and Apple may wish to hire other Company employees, not designated as the "Core Team". While Apple and IBM will not require the others permission or review for any hiring decisions, neither Apple nor IBM will interfere with the attempt by the Company to retain the Company employees designated as the Core Team.

     5.3  Establishment of Patent Licensing Company

          (a) In order to maximize the value of the Company's patent portfolio and to attempt to recover the cost of their advances to the Company, the parties will establish a separate legal entity to manage and license the patent portfolio now held by the Company (the "Patent Venture").

          (b) The Patent Venture will be established prior to the First Closing and will initially be owned 100% by the Company. The Company will inventory all of the Existing Patents by January 26, 1996. The Company will use its best efforts to cause all Existing Patents to be memorialized to written invention disclosures by January 29, 1996. The Company will assign ownership of the Existing Patents to the Patent Venture on or before January 29, 1996, subject to Existing Patent Licenses.

          (c) The details of the management of the Patent Venture and the rights and obligations of each party with respect ot such Patent Venture will be as defined in the Patent Venture Agreement.

          (d) Immediately following the First Closing, until the execution of the Patent Venture Agreement, the following provisions shall govern the Patent Venture:

                (i) Apple and IBM will establish a management committee of equal representation which will manage the Patent Venture, determine licensing policy, and hire employees. All significant decisions will be subject to unanimous consent by Apple and IBM. Apple and IBM will make an equal initial capital contribution (amount to be determined), will split equally the costs of formation, and will contribute equally on a quarterly basis operating funds for the Patent Venture. The Patent Venture will provide to each of Apple and IBM full access to all information concerning its assets and financial condition. The Company will provide the Patent Venture full access and cooperation in ensuring the perfection of the broadest possible rights in the portfolio.

                (ii) Unless otherwise agreed, the Patent Venture will terminate, and the assets distributed to and liabilities assumed by Apple and IBM (or their designees) as follows:

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                (A)  On  or  before September 2, 1996, the  Patent  Venture will  provide  to  each of Apple and IBM a schedule  of  the  Existing
     Patents.   Such  schedule  will enumerate each  such  Existing  Patent separately, provided that rights to "counterparts" shall be considered to be part of the related domestic Existing Patent. In the event that two or more U.S. Patents or patent applications have been combined into a single patent application outside the U.S., such U.S. Patents and/or patent applications shall be considered as a single Existing Patent for the purposes of this schedule.

                    (B) On September 16, 1996, Apple and IBM will divide up the portfolio by means of alternate picks: one party will have the opportunity to select a single Existing Patent to be assigned to it; followed by the other party selecting another single Existing Patent; and continuing in turn until each Existing Patent in the portfolio has been selected by one or the other party. The determination of who will select the first Existing Patent will be made by a toss of coin.

                     (C)   Upon completion of the selection process,  Apple
     and IBM shall cooperate to initiate a bid process to obtain the highest possible third party bid for the entire patent portfolio of the Venture. This process shall be completed and the highest bid obtained on or before January 16, 1997.

                     (D) Within ten (10) days of the completion of the bid process and no later than January 26, 1997, each of Apple and IBM shall simultaneously declare to the other in writing whether the highest bid is acceptable to it or not acceptable to it with the following results:

                         (1)  If both Apple and IBM agree, then the highest
     bid will be accepted and the entire portfolio transferred by the Patent Venture to the highest bidder subject to all existing licenses. Licenses granted to third parties during the term of the Patent Venture ("Venture Licenses") will be assigned to and future proceeds therefrom will benefit the highest bidder.

                          (2) If both Apple and IBM disagree, then the Patent Venture will assign to each of Apple and IBM (or their respective designees) the Patents so selected, subject to any liabilities in the form of licenses set forth in Section 5.3(b) and the Venture Licenses. Each Venture License will be assigned to one or the other of Apple and IBM as appropriate, or to both, but in any case the future proceeds from each such Venture License will be equally split between the Apple and IBM.

                             85
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                      (3)    If  one  of  Apple  or  IBM  agrees  and   one
     disagrees, then the portfolio shall be transferred as set forth in (2) above, provided however that the disagreeing party shall have the option within ten (10) days from the receipt of the other parties' declaration to inform the other party that it will pay to the other party one-half of the highest bid and in this event the Patent Venture will transfer the entire patent portfolio to the disagreeing party or its designee as set forth in (1) above.

                     (E) The other assets of the Patent Venture which are not Existing Patent or Venture Licenses will be liquidated and the proceeds distributed equally net of the payment of remaining debts or obligations. Notwithstanding the provisions of Section (D) above, upon request of either Apple or IBM, Apple and IBM agree to continue the Patent Venture as a legal entity to manage the separate portfolios for a reasonable period of time (not to exceed 6 months) necessary for an orderly assignment of Existing Patent assets to third party designees of the parties.

     5.4  Obligations Suspended under Research Agreement, etc.

     Unless and until this Agreement is terminated pursuant to Section 6.1 without the Second Closing having occurred:

          (a) Apple and IBM agree to suspend each obligation under the Research Agreement or Apple License Out which would not be an obligation under the New Research Agreement or New License Out, including without limitation any funding amounts required to be paid by Apple under the Research Agreement but not required to be paid under the New Research Agreement.

          (b) Apple and IBM agree that neither party will invoke any default or similar mechanism under the Stockholder Agreement or the Company's Restated Certificate of Incorporation or By-laws.

     5.5  Further Actions

     IBM shall not cause or permit the Company to become a Subsidiary of IBM prior to the First Closing Date. Apple shall not cause or permit any Lien to be created with respect to the Apple Shares prior to the Second Closing Date (other than any created as a result of the execution of this Agreement). In addition, each party shall take all actions commercially reasonable or appropriate to ensure that the conditions to Closing set forth herein to be satisfied by such party are satisfied on or prior to each Closing Date and to obtain (and cooperate with the other parties in obtaining) any
                             86
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Governmental Approvals required to be obtained or made by it in  connection with any of the Transactions. The Company shall afford to the other parties and their representatives access to properties, books and records, subject to appropriate confidentiality restrictions, sufficient to permit such other party to perform adequately its due diligence and business reviews relating to the Company.

     ARTICLE 6.  Miscellaneous

     6.1  Termination.

     If the Second Closing shall not have occurred on or prior to June 30, 1996, this Agreement and all obligations of the parties hereunder, except obligations under Section 5.3(d) and Section 6.12, shall terminate; provided that no such termination shall relieve any party of any liability it may have for any breach of this Agreement occurring prior to that date. Following any such termination, if the Patent Venture shall have previously been formed, it will terminate in accordance with the provisions of Section 5.3(d)(ii).

     6.2  Notices.

     Except as expressly provided herein, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telex, graphic scanning or other telegraphic communications equipment of the sending party, as follows:
          (a) if to the Company:

                    Taligent, Inc.
                    10201 N. De Anza Blvd.
                    Cupertino, CA 95014-2233
                    Attention: General Counsel
                    Telephone: (408) 255-2525
                    Telecopier: (408) 777-5280
          (b) if to Apple:

                    Apple Computer, Inc.
                    1 Infinite Loop
                    Cupertino, CA 95014
                    Attention: General Counsel
                    Telephone:  (408) 996-1010
                    Telecopier:  (408) 974-8530
                             87
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     (c) if to IBM:

                    International Business Machines Corporate
                    Counsel - Software Solutions
                    Box 100, Route 100
                    Somers, NY 10589
                    Telephone:  (914) 766-1675
                    Telecopier:  (914) 766-1869

or  to  such other address or attention of such other person as  any  party shall advise the other parties in writing. All notices and other communications given to a party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

     6.3  Applicable Law; Waiver of Jury Trials; Consent to Jurisdiction.

     The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts executed in and performed entirely within such State, without reference to any choice of law principles of such State. With respect to any Litigation arising out of this Agreement or any Transaction, the parties expressly waive any right they may have to a jury trial and agree that any such Litigation shall be tried by a judge without a jury. Each party agrees to non-exclusive personal jurisdiction and venue in the United States District Court for the Northern District of California (and any California State court within that District) and the United States District Court for the Southern District of New York (and any New York State court within that District) for that purpose, and appoints the person set forth in Section 6.2 as its agent for service of process in such jurisdiction.

     6.4  Severability.

     If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If necessary to effect the intent of the parties, the parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

     6.5  Amendments.

     This Agreement may be modified or waived only by a written amendment signed by persons authorized to so bind each party.

     6.6  Waiver.

     The waiver by any party of any instance of any other party's noncompliance with any obligation or responsibility herein shall not be deemed a waiver of other instances or of any party's remedies for such noncompliance.

     6.7  Counterparts; Effectiveness.

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts shall have been signed by each party and delivered to each other party. This Agreement shall become effective upon execution by Apple and IBM; provided that in that event, Apple and IBM agree to cause Taligent to execute this Agreement as soon as practicable after January 3, 1996.

     6.8.      Entire Agreement.

     The provisions of this Agreement and the other Closing Agreements set forth the entire agreement and understanding among the parties as to the subject matter hereof and supersede all prior agreements, oral or written, and all other communications between the parties relating to the subject matter hereof.

     6.9.      Assignment.

          (a) No party shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties, except that no such consent shall be required for (i) an assignment to a wholly-owned direct or indirect Subsidiary of a party, or a parent corporation of which such party is a wholly-owned direct or indirect Subsidiary, provided that no such assignment shall relieve such party of any obligations hereunder; or (ii) an assignment by operation of law in connection with a merger or consolidation of such party.

          (b) Any attempted assignment of this Agreement in violation of this Section shall be void and of no effect.

          (c) This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

     6.10.     No Third-Party Beneficiaries.

     This Agreement is for the sole benefit of the parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties and such assigns, any legal or equitable rights hereunder.

     6.11.     Remedies.

          (a) In no event will any party be liable to another party for incidental or special damages regardless of the form of action, lost profits, lost savings or any other consequential damages, even if such party has been advised of the possibility of such damages, resulting from the breach of its obligations under any Closing Agreement or from the use of any confidential or other information or any items or products supplied pursuant to the Closing Agreements.

          (b) Because the breach by any party of the provisions of this Agreement would cause irreparable harm and significant injury that would be difficult to ascertain and would not be compensable by damages alone, the parties agree that each party will have the right to enforce such provisions by Injunction, specific performance or other equitable relief without prejudice to any other rights and remedies the enforcing party may have. The reference to specific Sections in this Section is not a waiver of any party's rights to seek equitable relief for breaches of other Sections.

     6.12.  Expenses.

          (a) Whether or not any of the Transactions are consummated, all costs and expenses incurred in connection with the Closing Agreements and the Transactions shall be paid by the party incurring such cost or expense, except as the parties shall otherwise agree.

          (b) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of this Agreement or the consummation of the Transactions.

     6.13      Construction.

     This Agreement has been negotiated by the parties and their respective counsel and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party.
                             90
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IN  WITNESS  WHEREOF, the Company, Apple and IBM have  duly  executed  this
Agreement as of the day and year first above written.

                                   TALIGENT, INC.



                                   By:  /s/ Deborah S. Coutant
                                   Name:  Deborah S. Coutant
                                   Title:  General Manager and CEO

                                   APPLE COMPUTER, INC.



                                   By:/s/David C. Nagel
                                   Name:  David C. Nagel
                                   Title:  Senior V.P., Worldwide R&D

                                   INTERNATIONAL BUSINESS MACHINES
                                   CORPORATION



                                   By:  /s/ R.L. Jones
                                   Name:  R.L. Jones
                                   Title: Software Group Controller
                             91
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Exhibit List

     Exhibit 1:     Form of New Apple License Agreement
     Exhibit 2:     Financial Statements of the Company

                             92
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